Exhibit 99.1

South Plains Financial, Inc. Reports Fourth Quarter and Year-End 2022 Financial Results

LUBBOCK, Texas, January 26, 2023 (GLOBE NEWSWIRE) – South Plains Financial, Inc. (NASDAQ:SPFI) (“South Plains” or the “Company”), the parent company of City Bank (“City Bank” or the “Bank”), today reported its financial results for the quarter and year ended December 31, 2022.

Fourth Quarter 2022 Highlights

●	Net income for the fourth quarter of 2022 was $12.6 million, compared to $15.5 million for the third quarter of 2022 and $14.6 million for the fourth quarter of 2021.
●	Diluted earnings per share for the fourth quarter of 2022 was $0.71, compared to $0.86 for the third quarter of 2022 and $0.79 for the fourth quarter of 2021.
●	Pre-tax, pre-provision income (non-GAAP) for the fourth quarter of 2022 was $16.3 million, compared to $18.6 million for the third quarter of 2022 and $18.2 million for the fourth quarter of 2021.
●	Average cost of deposits for the fourth quarter of 2022 increased to 97 basis points, compared to 52 basis points for the third quarter of 2022 and 23 basis points for the fourth quarter of 2021.
●	Loans held for investment grew $57.7 million, or 8.6% annualized, during the fourth quarter of 2022 as compared to September 30, 2022.
●	Nonperforming assets to total assets were 0.20% at December 31, 2022, compared to 0.20% at September 30, 2022 and 0.30% at December 31, 2021.
●	Return on average assets for the fourth quarter of 2022 was 1.27% annualized, compared to 1.53% annualized for the third quarter of 2022 and 1.50% annualized for the fourth quarter of 2021.

Full Year 2022 Highlights

●	Total assets were $3.94 billion at December 31, 2022, compared to $3.90 billion at December 31, 2021.
●	Full year net income of $58.2 million in 2022, compared to $58.6 million in 2021.
●	Diluted earnings per share of $3.23 in 2022, compared to $3.17 in 2021.
●	Loans held for investment grew $310.5 million, or 12.7%, during 2022.
●	Efficiency ratio of 66.8% in 2022, compared to 67.1% in 2021.
●	Tangible book value (non-GAAP) per share of $19.57 at December 31, 2022, compared to $21.51 at December 31, 2021.
●	Return on average assets of 1.47% for the full year 2022, compared to 1.56% for 2021.

Curtis Griffith, South Plains’ Chairman and Chief Executive Officer, commented, “I am very proud of our execution over the last year as we successfully navigated a challenging economic environment and, we believe we have positioned South Plains for continued success in the future. Central to our success has been the expansion of our commercial lending platform where we achieved full-year organic loan growth of 12.7% during 2022, exceeding our mid-to-high digit loan growth guidance. Importantly, we delivered 19.2% loan growth during 2022 in our major metropolitan markets of Dallas, Houston and El Paso as we continued to expand our commercial lending team. As our loan balances grew through the year, we experienced an acceleration to our net interest income growth, which began to offset the expected decline in our mortgage banking revenues, given the sharp rise in market interest rates through the year. As a result, we were able to achieve modest earnings per share growth in 2022, as compared to 2021, which is a true credit to the dedication and hard work of our employees. We also remained focused on returning capital to our shareholders, as we repurchased 4.8% of the Company’s shares, which were outstanding, as of December 31, 2021, during this past year, and distributed $0.46 per share in quarterly cash dividends in 2022, representing a 53% increase as compared to 2021. Looking forward, we expect economic growth to moderate in Texas as the economy digests the impact of higher market interest rates, which supports our low single digit loan growth outlook for 2023.”

Results of Operations, Quarter Ended December 31, 2022

Net Interest Income

Net interest income was $36.3 million for the fourth quarter of 2022, compared to $35.1 million for the third quarter of 2022 and $31.4 million for the fourth quarter of 2021. Net interest margin, calculated on a tax-equivalent basis, was 3.88% for the fourth quarter of 2022, compared to 3.70% for the third quarter of 2022 and 3.50% for the fourth quarter of 2021. The average yield on loans was 5.59% for the fourth quarter of 2022, compared to 5.12% for the third quarter of 2022 and 4.90% for the fourth quarter of 2021. The average cost of deposits was 97 basis points for the fourth quarter of 2022, which is 45 basis points higher than the third quarter of 2022 and 74 basis points higher than the fourth quarter of 2021.

Interest income was $46.2 million for the fourth quarter of 2022, compared to $41.1 million for the third quarter of 2022 and $34.6 million for the fourth quarter of 2021. Interest income increased $5.1 million in the fourth quarter of 2022 from the third quarter of 2022, which was comprised of increases of $4.2 million in loan interest income and $0.9 million in interest income from securities and other interest-earning assets. The increase in loan interest income was primarily due to an increase of $74.4 million in average loans outstanding, a $0.9 million purchase discount principal and interest recovery, and the rising interest rate environment. The increase in interest income on securities and other interest-earning assets was primarily due to continued rising market interest rates. Interest income increased $11.6 million in the fourth quarter of 2022 compared to the fourth quarter of 2021. This increase was primarily due to an increase of average loans of $227.9 million, securities purchases, and rising market interest rates during the period.

Interest expense was $9.9 million for the fourth quarter of 2022, compared to $6.0 million for the third quarter of 2022 and $3.2 million for the fourth quarter of 2021. Interest expense increased $3.9 million compared to the third quarter of 2022 and $6.8 million compared to the fourth quarter of 2021 primarily as a result of rising interest rates on interest-bearing liabilities, with the increase being mainly comprised of interest expense on deposits.

Noninterest Income and Noninterest Expense

Noninterest income was $12.7 million for the fourth quarter of 2022, compared to $20.9 million for the third quarter of 2022 and $22.9 million for the fourth quarter of 2021. The decrease from the third quarter of 2022 was primarily due to the seasonal decrease of $2.0 million in income from insurance activities, a decrease of $3.5 million in mortgage banking activities revenue, and $2.1 million of income from legal settlements recorded in the third quarter of 2022. The decrease in mortgage banking activities revenues was mainly the result of a decline of $26.8 million, or 17.7%, in mortgage loan originations, as the residential mortgage market continued to slow during the fourth quarter of 2022, as a result of higher market interest rates and seasonality, and a $1.3 million fair value write-down of the mortgage servicing rights portfolio. The decrease in noninterest income for the fourth quarter of 2022 as compared to the fourth quarter of 2021 was primarily due to a decline of $9.6 million in mortgage banking activities revenue as mortgage loan originations declined $189.0 million, or 60.2%, as high-volume refinance activity experienced during 2020 and 2021 has slowed as a result of higher market interest rates.

Noninterest expense was $32.7 million for the fourth quarter of 2022, compared to $37.4 million for the third quarter of 2022 and $36.1 million for the fourth quarter of 2021. The decrease from the third quarter of 2022 was primarily the result of a decline of $4.2 million in personnel expense and a decline of $0.6 million in legal expenses. The decrease in personnel expense was mainly the result of having the additional $1.8 million in commissions for increased insurance activities in the third quarter of 2022 and a decrease of $1.2 million in mortgage commission and related supporting personnel expenses as mortgage loan originations decreased in the fourth quarter of 2022. The decrease in noninterest expense for the fourth quarter of 2022 as compared to the fourth quarter of 2021 was primarily driven by lower mortgage commissions and other variable mortgage-based expenses due to the reduction in mortgage loan originations, partially offset by additional commercial lenders hired as part of a planned initiative.

Loan Portfolio and Composition

Loans held for investment were $2.75 billion as of December 31, 2022, compared to $2.69 billion as of September 30, 2022 and $2.44 billion as of December 31, 2021. The $57.7 million, or 2.1%, increase during the fourth quarter of 2022 as compared to the third quarter of 2022 was primarily the result of organic net loan growth. This loan growth remained relationship-focused and occurred primarily in commercial real estate loans, residential mortgage loans, and consumer auto loans, partially offset by a decrease in hotel loans and agricultural production loans. As of December 31, 2022, loans held for investment increased $310.5 million, or 12.7% year over year, from December 31, 2021, primarily attributable to strong organic loan growth.

Agricultural production loans were $66.5 million as of December 31, 2022, compared to $94.1 million as of September 30, 2022 and $103.0 million as of December 31, 2021. The typical funding of these agricultural production loans during 2022 was below normal given the drought conditions experienced across the State of Texas.

Deposits and Borrowings

Deposits totaled $3.41 billion as of December 31, 2022, compared to $3.46 billion as of September 30, 2022 and $3.34 billion as of December 31, 2021. Deposits decreased by $54.1 million, or 1.6%, in the fourth quarter of 2022 from September 30, 2022. As of December 31, 2022, deposits increased $65.2 million, or 2.0% year over year, from December 31, 2021. Noninterest-bearing deposits were $1.15 billion as of December 31, 2022, compared to $1.26 billion as of September 30, 2022 and $1.07 billion as of December 31, 2021. Noninterest-bearing deposits represented 33.4% of total deposits as of December 31, 2022. The quarterly decrease in deposits was mainly the result of increased competition for deposits amid overall deposit outflows in the United States banking system. The year-over-year increase in deposits is primarily a result of organic growth noted through the first three quarters of 2022.

Asset Quality

The Company recorded a provision for loan losses in the fourth quarter of 2022 of $248 thousand, compared to a negative provision of $782 thousand in the third quarter of 2022 and no provision in the fourth quarter of 2021. The Company continued to largely experience stable credit metrics in the loan portfolio during the fourth quarter of 2022. There were improvements specifically noted in the hotel segment, which had a net reduction in outstanding principal of $16.8 million during the quarter. Nevertheless, forecasted economic conditions continue to remain uncertain due to the continued rising interest rate environment and persistent high inflation levels in the United States, and provisions for loan losses may be necessary in future periods.

The ratio of allowance for loan losses to loans held for investment was 1.43% as of December 31, 2022, compared to 1.47% as of September 30, 2022 and 1.73% as of December 31, 2021.

The ratio of nonperforming assets to total assets as of December 31, 2022 was 0.20%, compared to 0.20% as of September 30, 2022 and 0.30% at December 31, 2021. Annualized net charge-offs (recoveries) were 0.09% for the fourth quarter of 2022, compared to (0.10)% for the third quarter of 2022 and 0.11% for the fourth quarter of 2021.

Capital

Book value per share increased to $20.97 at December 31, 2022, compared to $20.03 at September 30, 2022. The increase was mainly driven by an $8.4 million dollar increase in accumulated other comprehensive income (“AOCI”) and by an increase of $10.6 million of net income after dividends paid. The increase in AOCI was attributed to the rise in fair value of our available for sale securities and fair value hedges, net of tax, as a result of decreases in longer-term market interest rates during the period.

Conference Call

South Plains will host a conference call to discuss its fourth quarter and year-end 2022 financial results today, January 26, 2023, at 5:00 p.m., Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-9716 (international callers please dial 1-201-493-6779) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call and conference materials will be available on the Company’s website at https://www.spfi.bank/news-events/events.

A replay of the conference call will be available within two hours of the conclusion of the call and can be accessed on the investor section of the Company’s website as well as by dialing 1-844-512-2921 (international callers please dial 1-412-317-6671). The pin to access the telephone replay is 13733502. The replay will be available until February 2, 2023.

About South Plains Financial, Inc.

South Plains is the bank holding company for City Bank, a Texas state-chartered bank headquartered in Lubbock, Texas. City Bank is one of the largest independent banks in West Texas and has additional banking operations in the Dallas, El Paso, Greater Houston, the Permian Basin, and College Station, Texas markets, and the Ruidoso, New Mexico market. South Plains provides a wide range of commercial and consumer financial services to small and medium-sized businesses and individuals in its market areas. Its principal business activities include commercial and retail banking, along with insurance, investment, trust and mortgage services. Please visit https://www.spfi.bank for more information.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include Tangible Book Value Per Share, Tangible Common Equity to Tangible Assets, and Pre-Tax, Pre-Provision Income. The Company believes these non-GAAP financial measures provide both management and investors a more complete understanding of the Company’s financial position and performance. These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures.

We classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the United States in our statements of income, balance sheets or statements of cash flows. Not all companies use the same calculation of these measures; therefore, this presentation may not be comparable to other similarly titled measures as presented by other companies.

A reconciliation of non-GAAP financial measures to GAAP financial measures is provided at the end of this press release.

Available Information

The Company routinely posts important information for investors on its web site (under www.spfi.bank and, more specifically, under the News & Events tab at www.spfi.bank/news-events/press-releases). The Company intends to use its web site as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD (Fair Disclosure) promulgated by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, investors should monitor the Company’s web site, in addition to following the Company’s press releases, SEC filings, public conference calls, presentations and webcasts.

The information contained on, or that may be accessed through, the Company’s web site is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect South Plains’ current views with respect to future events. Any statements about South Plains’ expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. South Plains cautions that the forward-looking statements in this press release are based largely on South Plains’ expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond South Plains’ control. Factors that could cause such changes include, but are not limited to, general economic conditions, the extent of the impact of the COVID-19 pandemic (and any current or future variants thereof) on our customers, changes in market interest rates, the persistence of the current inflationary environment in the United States and our market areas, the uncertain impacts of quantitative tightening and current and future monetary policies of the Federal Reserve, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, and changes in applicable laws and regulations. Additional information regarding these risks and uncertainties to which South Plains’ business and future financial performance are subject is contained in South Plains’ most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, and other documents South Plains files with the SEC from time to time. South Plains urges readers of this press release to review the “Risk Factors” section of our most recent Annual Report on Form 10-K, as well as the “Risk Factors” section of other documents South Plains files or furnishes with the SEC from time to time, which are available on the SEC’s website, www.sec.gov. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements due to additional risks and uncertainties of which South Plains is not currently aware or which it does not currently view as, but in the future may become, material to its business or operating results. Due to these and other possible uncertainties and risks, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized and readers are cautioned not to place undue reliance on the forward-looking statements contained in this press release. Any forward-looking statements presented herein are made only as of the date of this press release, and South Plains does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, new information, the occurrence of unanticipated events, or otherwise, except as required by law. All forward-looking statements, express or implied, included in the press release are qualified in their entirety by this cautionary statement.

Contact:	Mikella Newsom, Chief Risk Officer and Secretary
(866) 771-3347
investors@city.bank

Source: South Plains Financial, Inc.

South Plains Financial, Inc.
Consolidated Financial Highlights - (Unaudited)
(Dollars in thousands, except share data)

	As of and for the quarter ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Selected Income Statement Data:
Interest income	$46,228	$41,108	$40,752	$33,080	$34,600
Interest expense	9,906	6,006	3,647	3,133	3,151
Net interest income	36,322	35,102	37,105	29,947	31,449
Provision for loan losses	248	(782)	-	(2,085)	-
Noninterest income	12,676	20,937	18,835	23,697	22,928
Noninterest expense	32,708	37,401	36,056	37,924	36,132
Income tax expense	3,421	3,962	4,001	3,527	3,631
Net income	12,621	15,458	15,883	14,278	14,614
Per Share Data (Common Stock):
Net earnings, basic	0.74	0.89	0.91	0.81	0.82
Net earnings, diluted	0.71	0.86	0.88	0.78	0.79
Cash dividends declared and paid	0.12	0.12	0.11	0.11	0.09
Book value	20.97	20.03	20.91	21.90	22.94
Tangible book value (non-GAAP)	19.57	18.61	19.50	20.49	21.51
Weighted average shares outstanding, basic	17,007,914	17,286,531	17,490,706	17,716,136	17,777,542
Weighted average shares outstanding, dilutive	17,751,674	17,901,899	18,020,548	18,392,397	18,433,038
Shares outstanding at end of period	17,027,197	17,064,640	17,417,094	17,673,407	17,760,243
Selected Period End Balance Sheet Data:
Cash and cash equivalents	234,883	329,962	375,690	528,612	486,821
Investment securities	701,711	711,412	763,943	793,404	724,504
Total loans held for investment	2,748,081	2,690,366	2,580,493	2,453,631	2,437,577
Allowance for loan losses	39,288	39,657	39,785	39,649	42,098
Total assets	3,944,063	3,992,690	3,974,724	3,999,744	3,901,855
Interest-bearing deposits	2,255,942	2,198,464	2,230,105	2,318,942	2,269,855
Noninterest-bearing deposits	1,150,488	1,262,072	1,195,732	1,131,215	1,071,367
Total deposits	3,406,430	3,460,536	3,425,837	3,450,157	3,341,222
Borrowings	122,354	122,307	122,261	122,214	122,168
Total stockholders’ equity	357,014	341,799	364,222	387,068	407,427
Summary Performance Ratios:
Return on average assets	1.27%	1.53%	1.60%	1.47%	1.50%
Return on average equity	14.33%	17.37%	16.96%	14.58%	14.39%
Net interest margin (1)	3.88%	3.70%	4.02%	3.33%	3.50%
Yield on loans	5.59%	5.12%	5.57%	4.80%	4.90%
Cost of interest-bearing deposits	1.52%	0.82%	0.42%	0.34%	0.35%
Efficiency ratio	66.35%	66.38%	64.11%	70.30%	66.07%
Summary Credit Quality Data:
Nonperforming loans	7,790	7,834	7,889	12,141	10,598
Nonperforming loans to total loans held for investment	0.28%	0.29%	0.31%	0.49%	0.43%
Other real estate owned	169	37	59	1,141	1,032
Nonperforming assets to total assets	0.20%	0.20%	0.20%	0.33%	0.30%
Allowance for loan losses to total loans held for investment	1.43%	1.47%	1.54%	1.62%	1.73%
Net charge-offs to average loans outstanding (annualized)	0.09%	(0.10)%	(0.02)%	0.06%	0.11%

	As of and for the quarter ended
	December 31 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Capital Ratios:
Total stockholders’ equity to total assets	9.05%	8.56%	9.16%	9.68%	10.44%
Tangible common equity to tangible assets (non-GAAP)	8.50%	8.00%	8.60%	9.11%	9.85%
Common equity tier 1 to risk-weighted assets	11.81%	11.67%	12.24%	12.86%	12.91%
Tier 1 capital to average assets	11.03%	10.95%	10.93%	10.78%	10.77%
Total capital to risk-weighted assets	16.58%	16.46%	17.32%	18.22%	18.40%

(1)	Net interest margin is calculated as the annual net interest income, on a fully tax-equivalent basis, divided by average interest-earning assets.

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31, 2022			December 31, 2021

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans, excluding PPP (1)	$2,744,574	$38,607	5.58%	$2,469,703	$29,940	4.81%
Loans - PPP	1,021	88	34.19%	48,033	1,143	9.44%
Debt securities - taxable	601,411	4,868	3.21%	507,948	2,174	1.70%
Debt securities - nontaxable	214,011	1,418	2.63%	219,812	1,458	2.63%
Other interest-bearing assets	184,471	1,546	3.32%	359,088	192	0.21%

Total interest-earning assets	3,745,488	46,527	4.93%	3,604,584	34,907	3.84%
Noninterest-earning assets	182,088			260,211

Total assets	$3,927,576			$3,864,795

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$1,844,551	7,231	1.56%	$1,864,373	904	0.19%
Time deposits	305,098	1,027	1.34%	337,449	1,016	1.19%
Short-term borrowings	4	-	0.00%	4	-	0.00%
Notes payable & other long-term borrowings	-	-	0.00%	-	-	0.00%
Subordinated debt securities	75,938	1,013	5.29%	75,752	1,012	5.30%
Junior subordinated deferrable interest debentures	46,393	635	5.43%	46,393	219	1.87%

Total interest-bearing liabilities	2,271,984	9,906	1.73%	2,323,971	3,151	0.54%
Demand deposits	1,234,570			1,093,352
Other liabilities	71,615			44,620
Stockholders’ equity	349,407			402,852

Total liabilities & stockholders’ equity	$3,927,576			$3,864,795

Net interest income		$36,621			$31,756
Net interest margin (2)			3.88%			3.50%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.
PPP - Small Business Administration Paycheck Protection Program

South Plains Financial, Inc.
Average Balances and Yields - (Unaudited)
(Dollars in thousands)

	For the Twelve Months Ended
	December 31, 2022			December 31, 2021

	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
Assets
Loans, excluding PPP (1)	$2,597,274	$135,927	5.23%	$2,302,413	$112,255	4.88%
Loans - PPP	14,887	2,030	13.64%	117,788	8,290	7.04%
Debt securities - taxable	594,405	15,010	2.53%	532,272	9,292	1.75%
Debt securities - nontaxable	216,216	5,733	2.65%	219,385	5,872	2.68%
Other interest-bearing assets	318,862	3,675	1.15%	336,081	565	0.17%

Total interest-earning assets	3,741,644	162,375	4.34%	3,507,939	136,274	3.88%
Noninterest-earning assets	222,544			261,140

Total assets	$3,964,188			$3,769,079

Liabilities & stockholders’ equity
NOW, Savings, MMDA’s	$1,889,888	13,013	0.69%	$1,841,678	4,163	0.23%
Time deposits	327,289	3,989	1.22%	329,509	4,130	1.25%
Short-term borrowings	4	-	0.00%	8,045	5	0.06%
Notes payable & other long-term borrowings	-	-	0.00%	19,641	38	0.19%
Subordinated debt securities	75,874	4,050	5.34%	75,699	4,056	5.36%
Junior subordinated deferrable interest debentures	46,393	1,640	3.54%	46,393	880	1.90%

Total interest-bearing liabilities	2,339,448	22,692	0.97%	2,320,965	13,272	0.57%
Demand deposits	1,189,730			1,016,835
Other liabilities	66,182			42,654
Stockholders’ equity	368,828			388,625

Total liabilities & stockholders’ equity	$3,964,188			$3,769,079

Net interest income		$139,683			$123,002
Net interest margin (2)			3.73%			3.51%

(1)	Average loan balances include nonaccrual loans and loans held for sale.
(2)	Net interest margin is calculated as the annualized net income, on a fully tax-equivalent basis, divided by average interest-earning assets.
PPP - Small Business Administration Paycheck Protection Program

South Plains Financial, Inc.
Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2022	December 31, 2021

Assets
Cash and due from banks	$61,613	$68,425
Interest-bearing deposits in banks	173,270	418,396
Federal funds sold	—	—
Investment securities	701,711	724,504
Loans held for sale	30,403	76,507
Loans held for investment	2,748,081	2,437,577
Less: Allowance for loan losses	(39,288)	(42,098)
Net loans held for investment	2,708,793	2,395,479
Premises and equipment, net	56,337	57,699
Goodwill	19,508	19,508
Intangible assets	4,349	5,895
Mortgage servicing assets	27,474	19,700
Other assets	160,605	115,742
Total assets	$3,944,063	$3,901,855

Liabilities and Stockholders’ Equity Liabilities
Noninterest-bearing deposits	$1,150,488	$1,071,367
Interest-bearing deposits	2,255,942	2,269,855
Total deposits	3,406,430	3,341,222
Other borrowings	-	-
Subordinated debt securities	75,961	75,775
Junior subordinated deferrable interest debentures	46,393	46,393
Other liabilities	58,265	31,038
Total liabilities	3,587,049	3,494,428
Stockholders’ Equity
Common stock	17,027	17,760
Additional paid-in capital	112,834	133,215
Retained earnings	292,261	242,750
Accumulated other comprehensive income (loss)	(65,108)	13,702
Total stockholders’ equity	357,014	407,427
Total liabilities and stockholders’ equity	$3,944,063	$3,901,855

South Plains Financial, Inc.
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021

Interest income:
Loans, including fees	$38,694	$31,082	$137,954	$120,540
Other	7,534	3,518	23,214	14,496
Total Interest income	46,228	34,600	161,168	135,036
Interest expense:
Deposits	8,258	1,920	17,002	8,293
Subordinated debt securities	1,013	1,012	4,050	4,056
Junior subordinated deferrable interest debentures	635	219	1,640	880
Other	-	-	-	43
Total Interest expense	9,906	3,151	22,692	13,272
Net interest income	36,322	31,449	138,476	121,764
Provision for loan losses	248	-	(2,619)	(1,918)
Net interest income after provision for loan losses	36,074	31,449	141,095	123,682
Noninterest income:
Service charges on deposits	1,680	1,940	6,829	6,963
Income from insurance activities	2,823	2,168	10,826	8,314
Mortgage banking activities	2,777	12,397	31,370	59,726
Bank card services and interchange fees	3,090	3,479	12,946	12,239
Other	2,306	2,944	14,174	10,227
Total Noninterest income	12,676	22,928	76,145	97,469
Noninterest expense:
Salaries and employee benefits	18,703	21,549	86,323	93,360
Net occupancy expense	4,085	3,600	15,987	14,560
Professional services	1,945	2,269	9,740	6,752
Marketing and development	1,223	1,068	3,614	3,225
Other	6,752	7,646	28,425	30,133
Total noninterest expense	32,708	36,132	144,089	148,030
Income before income taxes	16,042	18,245	73,151	73,121
Income tax expense	3,421	3,631	14,911	14,507
Net income	$12,621	$14,614	$58,240	$58,614

South Plains Financial, Inc.
Loan Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2022	December 31, 2021

Loans:
Commercial Real Estate	$919,358	$755,444
Commercial - Specialized	327,513	378,725
Commercial - General	484,783	460,024
Consumer:
1-4 Family Residential	460,124	387,690
Auto Loans	321,476	240,719
Other Consumer	81,308	68,113
Construction	153,519	146,862
Total loans held for investment	$2,748,081	$2,437,577

South Plains Financial, Inc.
Deposit Composition
(Unaudited)
(Dollars in thousands)

	As of
	December 31, 2022	December 31, 2021

Deposits:
Noninterest-bearing deposits	$1,150,488	$1,071,367
NOW & other transaction accounts	350,910	395,322
MMDA & other savings	1,618,833	1,534,795
Time deposits	286,199	339,738
Total deposits	$3,406,430	$3,341,222

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	For the quarter ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Pre-tax, pre-provision income
Net income	$12,621	$15,458	$15,883	$14,278	$14,614
Income tax expense	3,421	3,962	4,001	3,527	3,631
Provision for loan losses	248	(782)	-	(2,085)	-

Pre-tax, pre-provision income	$16,290	$18,638	$19,884	$15,720	$18,245

South Plains Financial, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(Dollars in thousands)

	As of
	December 31, 2022	September 30, 2022	June 30, 2022		March 31, 2022		December 31, 2021
Tangible common equity
Total common stockholders’ equity	$357,014	$341,799	$	$ 364,222	$	$ 387,068	$	$ 407,427
Less: goodwill and other intangibles	(23,857)	(24,228)		(24,620)		(25,011)		(25,403)

Tangible common equity	$333,157	$317,571	$	$ 339,602	$	$ 362,057	$	$ 382,024

Tangible assets
Total assets	$3,944,063	$3,992,690	$	$ 3,974,724	$	$ 3,999,744	$	$ 3,901,855
Less: goodwill and other intangibles	(23,857)	(24,228)		(24,620)		(25,011)		(25,403)

Tangible assets	$3,920,206	$3,968,462	$	$ 3,950,104	$	$ 3,974,733	$	$ 3,876,452

Shares outstanding	17,027,197	17,064,640		17,417,094		17,673,407		17,760,243

Total stockholders’ equity to total assets	9.05%	8.56%		9.16%		9.68%		10.44%
Tangible common equity to tangible assets	8.50%	8.00%		8.60%		9.11%		9.85%
Book value per share	$20.97	$20.03		$20.91		$21.90		$22.94
Tangible book value per share	$19.57	$18.61		$19.50		$20.49		$21.51